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Exhibit 99.6

Consent to be Named as a Director Nominee

        Rouse Properties, Inc. will file a Registration Statement on Form S-11 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Rouse Properties, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 13, 2011	/s/ STEVEN H. SHEPSMAN Steven H. Shepsman

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  Exhibit 99.6
Consent to be Named as a Director Nominee